HMN Financial, Inc.
                    Computation of Earnings Per Common Share
                                   (Unaudited)

                               Three months ended         Nine Months ended
                                 September 30,                September 30,
                               1999         1998          1999        1998
                             -----------------------    -----------------------

Weighted average number of
  common shares outstanding
  used in basic earnings per
  common share calculation    4,269,133    5,038,496     4,399,444   5,038,496

Net dilutive effect of:
 Options                        201,673            0       185,251     358,514
 Restricted stock awards         13,630            0        20,019      54,344
                             ----------    ---------     ---------    --------

Weighted average number of
  shares outstanding adjusted
  for effect of dilutive
  securities                  4,484,436    5,038,496     4,604,714   5,451,354
                             ==========   ==========     =========   =========

Net income (loss) available
 to common shareholders     $ 1,414,960     (434,240)    4,813,307   2,013,145

Basic earnings per common
  share                     $      0.35        (0.09)         1.09        0.40

Diluted earnings per
  common share              $      0.33        (0.09)         1.05        0.37

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